AMENDMENT TO THE

CUSTODIAL AND AGENCY SERVICES AGREEMENT

This Amendment is made as of August 28, 2025, to the Custodial and Agency Services Agreement dated April 23, 2012 (“Agreement”) between Citibank, N.A. (“Custodian”) and Strategy Shares (“Client”). The effective date of this Amendment shall be September 30, 2025. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement, except as noted below.

WHEREAS, the Parties now wish to update the list of Funds in Appendix A of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.        Amendment to Appendix A – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the

Appendix A attached to the end of this Amendment.

2.        Miscellaneous.

(a) This Amendment supplements and amends the Agreement. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. No amendment or modification to this amendment shall be valid unless made in writing and executed by each Party hereto.

(c) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES	CITBANK, N.A.

_/s/ Jennifer Bailey_______________________	___/s/ Chris Ravn_________________________
Name: ___Jennifer Bailey_________________	Name: ____Chris Ravn____________________
Title: __Secretary_______________________	Title: _Vice President____________________
Date: __9/18/2025________________________	Date: _9/18/2025_________________________

Appendix A to Custodial and Agency Services Agreement

List of Funds

1.	Strategy Shares Gold Enhanced Yield ETF
2.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold Enhanced Yield ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Newfound/Resolve Robust Momentum ETF
5.	Day Hagan Smart Sector ETF
6.	Day Hagan Smart Sector Fixed Income ETF
7.	Day Hagan Smart Sector International ETF
8.	Day Hagan Smart Buffer ETF
9.	Monopoly ETF
10.	Eventide High Dividend ETF
11.	Eventide US Market ETF
12.	Eventide Large Cap Growth ETF*
13.	Eventide Large Cap Value ETF*
14.	Eventide Small Cap ETF*

*Effective September 30, 2025